UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	May 20, 2015

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 20, 2015, AmTrust Financial Services, Inc., as Guarantor (the “Company”), and four of its wholly-owned subsidiaries, AmTrust International Insurance, Ltd., AmTrust Corporate Capital Limited, AmTrust Corporate Member Limited and AmTrust Corporate Member Two Limited, entered into an Amendment Agreement (the “Amendment”) to its Amended Facility Agreement dated November 25, 2014, with ING Bank, N.V., London Branch (“ING”) (the “Amended Facility Agreement”). The Amendment modifies the definition of “Permitted Convertible Notes” contained in the Amended Facility Agreement to incorporate the consent received from ING on December 5, 2014, which the Company requested in advance of its exchange offer to certain holders of the Company’s 5.5% Convertible Senior Notes due 2021 and the simultaneous private placement of the Company’s 2.75% Convertible Senior Notes due 2044.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2015, the shareholders of the Company, upon the recommendation of the Company’s Board of Directors, approved the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan (the “Executive Performance Plan”).

The Executive Performance Plan is a cash incentive plan that was adopted to help the Company increase shareholder value and the success of the Company by motivating participating key executives to perform to the best of their abilities and to achieve objectives by providing for incentive awards intended to qualify as tax-deductible “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. The Executive Performance Plan was amended and restated in order to (i) provide for a consistent maximum incentive payment amount for all participants, and (ii) provide greater flexibility to the Compensation Committee (a) to select from additional performance objectives for incentive award opportunities, (b) to exercise negative discretion to reduce incentive awards otherwise earned, and (c) to further amend the Executive Performance Plan. As amended and restated, the Executive Performance Plan also includes a provision for forfeiture and recoupment of incentives pursuant to any applicable compensation recovery policy the Company may adopt.

The Executive Performance Plan is administered by the Compensation Committee of the Company’s Board of Directors (or a subcommittee thereof), which has authority, among other things, to (i) determine which eligible executive officers and other employees will be participants, (ii) establish the performance objectives with respect to any awards made under the Executive Performance Plan, and (iii) establish the amount compensation payable to any participant and the other terms and conditions of awards, subject to the limitations set forth in the Executive Performance Plan.

The maximum award payable under the Executive Performance Plan to any one participant for any one performance period will not exceed $6 million. Payment of any awards under the Executive Performance Plan will be conditioned upon achievement of objective performance goals based upon one or more of the objectively measured financial and operational criteria specified in the Executive Performance Plan, as determined by the Compensation Committee.

The description of the Executive Performance Plan is qualified in its entirety by reference to the full text of the plan, which is included as Appendix A to the Company’s definitive proxy statement on Schedule 14A filed on March 31, 2015 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its 2015 Annual Meeting of Shareholders on May 20, 2015. The certified results of the matters voted upon at the meeting, which are more fully described in the Company’s proxy statement, are as follows:

Description of Matters Submitted

1.	Election of Directors:
		For	Withheld
	Donald T. DeCarlo	54,305,034	11,703,318
	Susan C. Fisch	65,391,708	616,644
	Abraham Gulkowitz	63,879,016	2,129,336
	George Karfunkel	64,611,014	1,397,338
	Michael Karfunkel	51,689,852	14,318,500
	Jay J. Miller	53,864,886	12,143,466
	Barry D. Zyskind	64,984,912	1,023,440

		For	Against	Abstain
2.	Approval of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan	58,382,856	7,504,337	121,159

Item 9.01    Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Amendment, dated May 20, 2015, to the Amending and Restating Agreement, dated November 25, 2014, among AmTrust Corporate Capital Limited, AmTrust Corporate Member Limited, AmTrust Corporate Member Two Limited, AmTrust International Insurance, Ltd., AmTrust Financial Services, Inc., and ING Bank N.V., London Branch, as the Original Bank, Agent, Issuing Bank and Security Trustee.

10.2
Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A filed on March 31, 2015).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	May 21, 2015

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary